                                                                    EXHIBIT 99.9
C. STEPHEN HOWARD (State Bar No. 43434)
JEFFERY D. McFARLAND (State Bar No. 157628)
SCOTT VICK (State Bar No. 171944)
MILBANK, TWEED, HADLEY & McCLOY
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017-5704
(213) 892-4000

Attorneys for Defendants
and Counterclaim Plaintiffs
FIDELITY NATIONAL FINANCIAL, INC. and
WILLIAM P. FOLEY, II


                          UNITED STATES DISTRICT COURT

                         CENTRAL DISTRICT OF CALIFORNIA

GIANT GROUP, LTD., a Delaware           )    CASE NO. SA CV-95-1095 LHM
corporation,                            )    (EEx)
                                        )
                Plaintiff,              )
                                        )    FIRST AMENDED COUNTERCLAIMS OF
        v.                              )    COUNTERCLAIM PLAINTIFFS
                                        )    FIDELITY NATIONAL FINANCIAL,
WILLIAM P. FOLEY, II, a                 )    INC. AND WILLIAM P. FOLEY, II
California citizen; CKE                 )    FOR DECLARATORY AND INJUNCTIVE
RESTAURANTS, INC., a Delaware           )    RELIEF AND FOR DAMAGES
corporation; FIDELITY NATIONAL          )
FINANCIAL, INC., a Delaware             )    DEMAND FOR JURY TRIAL
corporation; William Davenport,         )
a California citizen; and               )
ROBERT MARTIN, a Missouri               )
citizen,                                )
                                        )
                Defendants.             )
________________________________________)
                                        )
FIDELITY NATIONAL FINANCIAL,            )
INC. and WILLIAM P. FOLEY, II,          )
                                        )
                Counterclaim            )
                Plaintiffs              )
                                        )
        v.                              )
                                        )
GIANT GROUP, LTD.                       )
                                        )
                Counterclaim            )
                Defendant               )
                                        )
and                                     )
                                        )




                              Page 9 of 48 Pages

BURT SUGARMAN; TERRY                    )
CHRISTENSEN; DAVID GOTTERER and         )
ROBERT WYNN                             )
                Additional              )
                Counterclaim            )
                Defendants.             )
________________________________________)



                                COUNTERCLAIMS

               Counterclaim Plaintiffs Fidelity National Financial, Inc. ("Fidelity") and William P. Foley, II ("Mr. Foley") aver as follows:

                            JURISDICTION AND VENUE

               1. This Court has jurisdiction over each of the counterclaims set forth herein under 28 U.S.C. Section 1367(a) in that said counterclaims arise from a common nucleus of operative facts and are so intertwined with Plaintiff's purported federal claim for relief that the counterclaims form part of the same case or controversy under Article III of the United States Constitution.

               2. Venue is proper in the Central District of California pursuant to 18 U.S.C. Section 1391(b) and (c) in that at least one Counterclaim Defendant resides in this District, all of the Counterclaim Defendants transact their affairs and do business in this District, and, further, because a substantial part of the events giving rise to the counterclaims occurred in this District.


                                  THE PARTIES

               3. Fidelity is a corporation duly organized and validly existing under the laws of the State of Delaware, and qualified to do and doing business in the State of California.





                              Page 10 of 48 Pages

Fidelity's principal place of business is located at 17911 Von Karman Avenue, Suite 300, Irvine, California 92714.

               4. Mr. Foley serves as Chairman of Fidelity's Board of Directors and as its Chief Executive Officer. Mr. Foley resides in Orange County and is a citizen of the State of California.

               5. Counterclaim Defendant Giant Group, Ltd. ("Giant") is a corporation duly organized and validly existing under the laws of the State of Delaware, and qualified to do and doing business in the State of California. Giant's principal place of business is located at 150 El Camino Drive, Suite 303, Beverly Hills, California 90212. Giant is a holding company that controls, among other things, Rally's Hamburgers, Inc. ("Rally's"). Rally's is a publicly held company that owns and franchises double drive-thru hamburger restaurants.

               6. Additional Counterclaim Defendants Burt Sugarman ("Sugarman"), Terry Christensen ("Christensen"), David Gotterer ("Gotterer"), and Robert Wynn ("Wynn"), collectively, the "Giant Directors," are, and at all relevant times herein were, members of Giant's Board of Directors. Sugarman, a one-time car salesman and Hollywood producer, serves as Chairman of Giant's Board of Directors and also acts as its Chief Executive Officer. Sugarman currently holds approximately 29% of Giant's common stock, and has options to purchase approximately 17.9% more, for a total of 46.9% of Giant's outstanding common stock. In 1991, Sugarman was fined by the Securities Exchange Commission in the amount of $619,855, including interest, and consented to the entry of an Order by the United States District Court for the District of





                              Page 11 of 48 Pages

Columbia, which permanently enjoined him from violating Section 17(a)(2) of the Securities Act of 1933. The Order was sought on the grounds that Sugarman, acting through Giant, concealed his plans to take over Rally's in connection with purchases of Rally's stock by Giant.

                          SUMMARY OF THE COUNTERCLAIMS

               7. The counterclaims in this action arise from a campaign carefully designed and orchestrated by Sugarman and the Giant Directors to keep control of Giant and its valuable assets solely in the hands of Sugarman, and simultaneously to prevent Fidelity -- or anyone else (except Sugarman) -- from acquiring control of Giant, all for no legitimate or rational corporate
purpose, and all at the expense of Giant and its shareholders.   Sugarman views
Giant as his personal fiefdom, and will stop at nothing to keep himself in control of Giant.

               8. On December 8, 1995, Fidelity announced that it had acquired more than a 5% beneficial ownership of Giant's outstanding common stock. At the time Fidelity first acquired a beneficial ownership of 5% of Giant's stock, it was trading for $6.375 per share.

               9. Sugarman and the Giant Directors, sensing a possible threat to their unfettered control of Giant, immediately began a series of maneuvers and machinations designed to thwart Fidelity and keep themselves in control of Giant. The first step in their campaign was the filing of their complaint in this action. The allegations of said complaint were, and are, wholly specious; and, on information and belief, the complaint was filed in bad faith.





                              Page 12 of 48 Pages

               10. Next, on January 4, 1996, the Giant Directors crafted, and unanimously adopted, a blatantly discriminatory "Stockholders Rights Plan" (the "Poison Pill"), ostensibly to prevent any nonpassive shareholder (or group of shareholders) from acquiring 15% or more of Giant's common stock. The Poison Pill treats all shareholders who own the same class and series of stock equally, except, that is, for Giant's Chairman Sugarman. Although Sugarman controls Giant, and, at the time owned over 20% of its common stock, the Poison Pill grants him (but no one else) the right to purchase even more stock -- up to nearly 50% of the company. Although Poison Pills are normally meant to level the playing field for all potential suitors of a company, Giant's Poison Pill, especially when viewed in conjunction with the numerous actions detailed herein, makes transparently clear that the Giant Directors' only purpose in adopting the Poison Pill was to entrench themselves, and to shore up Sugarman's control over Giant, thereby making Giant a permanent hostage to Sugarman. Giant's Directors adopted the Poison Pill even though they had no authority to do so, and even though the disparate treatment of shareholders serves no legitimate corporate purpose.

               11. Next, between January 5, 1996 and January 10, 1996, for no other reason than to prevent Fidelity from acquiring a large block of Giant stock, and to further tighten Sugarman's grip on Giant, Giant's Directors caused Giant to purchase 535,527 shares of Giant stock (the "Stock Purchases"), beginning just as the market price was approaching its fifty-two week high. These purchases reduced Giant's cash resources, increased Sugarman's percentage ownership over, and voting power in Giant -- at no





                              Page 13 of 48 Pages
expense to Sugarman -- and, simultaneously, removed votes from shareholders who likely would vote against the incumbency of Sugarman and the Giant Directors. On information and belief, prior to the January 5, 1996 purchases, Giant had purchased shares of its own stock on only one previous occasion.

               12. Next, on or about January 22, 1996, Giant announced a proposed offer to exchange a new series of $9.00 liquidation preference, participating, nonvoting preferred stock of Giant for common stock of Rally's (the "Exchange Offer"), which Giant presently controls. By offering preferred stock rather than common stock, Sugarman and the Giant Directors sought to maintain their voting percentage in Giant while giving the new preferred stockholders a "double dip" -- both a $9.00 preference (which was more than the then current price of Giant's common stock), and then an equal sharing with Giant's common stockholders with respect to Giant's equity upon liquidation. The proposed exchange ratio represented a 39% premium over the trading price of Rally's common stock immediately prior to the announcement of the Exchange Offer. Given the yearly operating losses Rally's has incurred for three of the last four years, such a premium is unjustifiable, and provides no possible benefit to Giant shareholders; it serves only to dilute the equity of current Giant stockholders and consolidate Sugarman's control. Despite their personal conflicts of interest -- Sugarman and Gotterer participating as both directors and shareholders on both sides of the transaction -- the Giant Directors have not obtained any fairness opinion that the proposed Exchange Offer is fair to Giant or its shareholders. Indeed, in view of (i) the





                              Page 14 of 48 Pages
substantial premium Giant is offering for a losing company, (ii) the participating preference of the preferred stock being offered, and (iii) the dilutive effect of the Exchange Offer on Giant's equity, it seems most unlikely that any reputable, independent firm could possibly render such an opinion.

               13. Next, in a calculated effort to further devalue Giant's stock, on or about January 29, 1996, Giant allowed Rally's to repurchase, at a deep discount, $22 million face value of debt from Giant (the "Debt Buy-Back"), despite the fact that Rally's desperately needs the operating cash, and Giant already is cash-rich. Consequently, the Debt Buy-Back serves no legitimate corporate purpose, and functions only to further entrench Giant's directors.

               14. Next, on February 7, 1996, Sugarman exercised stock options in Giant, at a deep discount from the current market price, which increased his total ownership of Giant to approximately 29%.

               15. The Giant Directors crafted and approved the Poison Pill, the Stock Purchases, the Exchange Offer, and the Debt Buy- Back in a context rife with self-dealing conflicts, pervasive mismanagement, and corporate waste. Each of those artifices are patently and objectively unfair to Giant, Giant's shareholders, and Fidelity. Further examples of such conflicts are numerous and include the following:

                        a. Sugarman is a stockholder and Chairman of the Board of Directors of both Giant and Rally's. All of the remaining Giant Directors were hand selected by their close friend and business colleague, Sugarman, and, have closely





                              Page 15 of 48 Pages
followed Sugarman's wishes in their capacities as Giant Directors.

                        b. Gotterer also is a stockholder and director of both Giant and Rally's.

                        c. On information and belief, Wynn is director of Giant and a holder of both Giant and Rally's securities.

                        d. On information and belief, Christensen is director of Giant and a holder of both Giant and Rally's securities.

                        e. Although Giant has a mere thirteen employees, no business operations, and has lost money for three of the last four years, Sugarman draws a salary from Giant of approximately $1.9 million to support his opulent lifestyle. Moreover, on information and belief, as Chairman of Rally's Board of Directors, Sugarman is paid an additional approximately $300,000, plus stock options for hundreds of thousands of shares of Rally's stock. In addition, Sugarman enjoys excessive, and wholly unnecessary perquisites. For example, on information and belief, despite no apparent corporate need, Sugarman caused Giant to acquire for his use a lavish Gulfstream jet, for which Giant retains two pilots on a stand-by basis. On information and belief, Sugarman has used this jet on numerous occasions to fly himself and his spouse Mary Hart (host of the television program Entertainment Tonight) on personal vacations at Giant's expense, including a recent trip to one of their vacation homes in Montana.

                        f. Sugarman used his influential positions to elect his spouse -- Mary Hart -- to the Board of Directors of





                              Page 16 of 48 Pages

Rally's. In that capacity, Ms. Hart serves on Rally's compensation committee, which determines the amount of compensation, benefits, and perquisites to be provided to her husband, Sugarman.

                        g. On information and belief, sometime in 1989, Sugarman loaned Patricia L. Glaser -- a partner of Christensen's - - approximately $2 million to purchase, directly or indirectly, a significant interest in Rally's. Not long thereafter, Ms. Glaser was elected to the Rally's board of directors on Sugarman's slate. In that capacity, Ms. Glaser served as the Chairwoman of Rally's three-member compensation committee (on which Sugarman's spouse, Ms. Hart, also serves), which determines the amount of compensation, benefits, and perquisites to be provided to her long-time client, and friendly-lender, Sugarman. Between August and November 1992, Ms. Glaser sold 181,000 shares of her Rally's stock for approximately $3.8 million, realizing a profit of approximately $1.8 million. Ms. Glaser's trading is currently the subject of a federal securities lawsuit in the Western District of Kentucky.

                        h. Both Ms. Glaser, who is a director of Rally's, and Christensen, who is a director of Giant, are name partners at the same law firm: Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro. On information and belief, that firm, and Ms. Glaser and Christensen in particular, provide substantial legal services to Rally's, to Giant, and to Sugarman individually. Christensen and Ms. Glaser both enjoy, and directly benefit in, the profits accruing to this law firm from these services.





                              Page 17 of 48 Pages

                        i. In 1993, Sugarman caused Rally's to enter into a bond indenture that -- for no legitimate corporate purpose, and solely to entrench Sugarman in his position at Giant -- requires Rally's to repurchase $85 million in outstanding notes for 101% of their face value, plus accrued interest, should anyone other than Sugarman become the beneficial owner of more than 35% of Giant's voting stock.

                        j. Contrary to undisputable requirements of Delaware law, Giant currently refuses to provide Fidelity with a list of Giant's shareholders in its most useful, computerized form.

               16. Finally, as part of Sugarman's scorched-earth campaign to retain control of Giant, Giant and Christensen have prepared and issued to the media several blatantly defamatory and scurrilous press releases that accuse Fidelity and Mr. Foley, inter alia, of attempting to "loot" Giant and conspiring to violate the securities laws.

               17. On February 14, 1996, endeavoring to put an end to the series of unlawful actions taken by the Giant Directors, which have and continue to injure Giant, its shareholders, and Fidelity, Fidelity offered to effect a friendly, negotiated merger with Giant. Under the terms of the proposed merger, Giant stockholders would receive Fidelity common stock worth $12 per Giant share, representing nearly a 100% premium over the unaffected trading price of $6.375 for Giant stock in November 1995, prior to the time that Fidelity's buying program became most active.





                              Page 18 of 48 Pages

               18. In this action, Fidelity and Mr. Foley seek a Declaratory Judgment:

                        a. that the Poison Pill is invalid, unfair, and beyond the powers of Giant's board;

                        b. that the Stock Purchases are invalid, unfair, and beyond the powers of Giant's board;

                        c. that the announced Exchange Offer is unfair and injurious to Giant, Giant's shareholders, and Fidelity, and is invalid and beyond the powers of the board; and

                        d. that the Giant Directors breached their fiduciary duties by adopting the Poison Pill, and approving the Stock Purchases, the Exchange Offer, and the Debt Buy-Back.

               19. In addition, Fidelity and Mr. Foley seek a Preliminary and Permanent Injunction:

                        a. prohibiting the Counterclaim Defendants from taking any action in furtherance of the Poison Pill and directing Counterclaim Defendants to rescind, or in the alternative to redeem, the Poison Pill;

                        b. requiring Giant to disgorge the 535,527 shares of Giant stock that it purchased between January 5, 1996 and January 10, 1996; and

                        c. prohibiting the Counterclaim Defendants from taking any action in furtherance of the Exchange Offer and directing Counterclaim Defendants to rescind the Exchange Offer, if made.

               20. In addition, Fidelity and Mr. Foley seek presumed, special, actual, and punitive damages for the defamatory statements averred herein.





                              Page 19 of 48 Pages

                                THE WILLIAMS ACT

               21. The Williams Act, along with the regulations promulgated thereunder by the Securities Exchange Commission ("SEC"), govern the disclosures made by Sugarman and by Fidelity and Mr. Foley in connection with their purchases of Giant stock. The purpose of the Williams Act is to protect shareholders through a policy of neutrality between management and potential acquirors so that shareholders are free to make appropriate decisions in connection with tender offers, Exchange Offers, proxy votes and the like.
In passing the Williams Act, Congress deliberately avoided tipping the balance in favor of management or potential acquirors. The Williams Act is not a weapon for management to discourage takeover bids or to prevent large accumulations of stock. The Williams Act endeavors to have market forces -- rather than corporate artifices -- determine the outcome of struggles for corporate control. The Williams Act ensures investor autonomy, and neutrality between management and potential acquirors, because Congress recognized that substantial harm could befall shareholders when management, acting in its self-interest, erects barriers to prevent changes in corporate control.


              BACKGROUND OF FIDELITY'S ACQUISITION OF GIANT STOCK

               22. Beginning in July 1995, Fidelity began acquiring shares of Giant stock. By November 29, 1995, Fidelity had acquired a beneficial ownership interest in more than 5% of Giant's common stock, and thereafter, within the time prescribed by law, filed a 13D disclosure statement with the SEC. In the 13D disclosure statement, Fidelity indicated that its purpose for





                              Page 20 of 48 Pages
acquiring Giant stock was "to acquire a significant equity position in [Giant]." The disclosure statement also advised that, "Fidelity does not consider itself a passive investor and should not be regarded as such."


                          GIANT DIRECTORS BREACH THEIR
                  FIDUCIARY DUTIES BY ADOPTING THE POISON PILL

               23. On or about January 4, 1996, the Giant Board held a meeting at which it took an action designed to erect a barrier to insulate the Giant Directors -- and Sugarman in particular -- from any change in control. Through this action, Giant's Board attempted to impose its will on Giant's shareholders by adopting a "Stockholders Rights Plan," (the "Poison Pill") which impermissibly confers special favor to Sugarman, at the expense of shareholders who own the same series and class of Giant common stock.

               24. Under the terms of the Poison Pill, the Giant Board of Directors declared, among other things, that a dividend of preferred stock purchase rights ("Rights") would be distributed to shareholders who own Giant stock as of January 16, 1996 (at a rate of one purchase Right per share of common stock). Each Right is the equivalent in voting and dividend rights to 1000 shares of Giant common stock.

               25. By its terms, the Poison Pill is triggered, or "flips-in," when any person (except Sugarman) acquires voting control of 15% or more of the outstanding common stock of Giant. Once triggered, the Poison Pill provides that all Rights holders -- except the shareholder(s) who has acquired 15% or more of Giant's stock -- may exercise their Rights and purchase additional shares of common stock to be issued by Giant. The





                              Page 21 of 48 Pages

Board of Directors of Giant may redeem the Rights at anytime for $0.01 per Right before the flip-in trigger occurs.

               26. At bottom, the Poison Pill adopted by the Giant Directors makes any acquisition of 15% or more of Giant's shares prohibitively expensive to any prospective acquirors, except Sugarman. The Poison Pill imposes a severe financial penalty on a potential acquiror, and it dramatically dilutes a potential acquiror's voting power over, and equity interest in, Giant. As a result, the adoption of the Poison Pill has the effect of deterring any attempt to change corporate control of Giant. By adopting the Poison Pill, the Giant Directors have entrenched themselves in their positions, and, as a practical matter, have deprived Giant's shareholders of the opportunity to consider, and approve, any proposal by Fidelity that would involve a change in corporate management.

               27. The Poison Pill places a formidable obstacle in the path of Fidelity -- or anyone else -- seeking to acquire 15% or more of Giant's stock. Because Sugarman owned more than 20% of Giant's stock at the time Giant's board adopted the Poison Pill, and has options to purchase up to almost 50% of Giant's stock, there is no legitimate or rational corporate purpose underlying Giant's adoption of a 15% trigger. Likewise, there is no threat to Giant occasioned by acquisition of greater than 15% of Giant's stock by someone other than Sugarman. Consequently, the 15% trigger cannot be attributable to any legitimate corporate purpose; rather, it is an arbitrary number, the patent purpose of which is to entrench Sugarman.





                              Page 22 of 48 Pages

               28. Giant justifies its Poison Pill as a means of protecting smaller shareholders from others who accumulate more than 15% of the company's stock. But Giant's real, and illicit purpose for adopting the Poison Pill is made evident by the fact that the Poison Pill allows Sugarman, and only Sugarman, to increase the over 20% interest that he owned when the Poison Pill was adopted to almost 50% of the company by exercising stock options allowing Sugarman to purchase Giant stock at a deep discount from its current market price.

               29. On information and belief, as Giant's Directors knew well, the Poison Pill was adopted with the specific intent and purpose of thwarting further purchases of stock by Fidelity and Mr. Foley. However, the Poison Pill's special and disparate treatment of Sugarman, makes clear that its only purpose was to entrench Sugarman at the expense of other shareholders. Such action has no rational or legitimate corporate purpose, and serves only to tip the balance of corporate control in favor of Sugarman and the other Giant Directors.


                 GIANT DIRECTORS BREACH THEIR FIDUCIARY DUTIES
           BY DIRECTING GIANT TO PURCHASE 535,527 SHARES OF ITS STOCK

               30. Between January 5, 1996 and January 10, 1996, on information and belief, for no other reason than to further tighten Sugarman's grip on Giant, Giant's Directors caused Giant to purchase 535,527 shares of Giant stock beginning at a price barely shy of its fifty-two week high. These purchases reduced Giant's cash resources, increased Sugarman's percentage ownership over, and voting power in, Giant -- at no expense to Sugarman -- and, simultaneously, removed votes from shareholders who likely would vote against the incumbency of Sugarman and the Giant





                              Page 23 of 48 Pages

Directors. On information and belief, prior to January 5, 1996, Giant had purchased shares of its own stock on only one previous occasion. Such action has no legitimate corporate purpose, and serves only to tip the balance of corporate control in favor of Sugarman and the other Giant Directors.


                          GIANT DIRECTORS BREACH THEIR
                FIDUCIARY DUTIES BY APPROVING THE EXCHANGE OFFER

               31. On or about January 22, 1996 -- without any vote of Giant's shareholders -- Giant announced a proposed offer to exchange a new series of its $9.00 liquidation preference, participating, non voting preferred stock for common stock of Rally's Hamburgers, Inc. (the "Exchange Offer"), which Giant presently controls. By offering preferred stock rather than common stock, Sugarman and the Giant Directors sought to maintain their voting percentage in Giant while giving the new preferred stockholders a "double dip" -- both a $9.00 preference (which was more than the then current price of Giant's common stock), and then an equal sharing with Giant's common stockholders with respect to Giant's equity upon liquidation. The proposed exchange ratio represents a 39% premium over the trading price of Rally's common stock immediately prior to the announcement of the Exchange Offer.
Given the yearly operating losses Rally's has incurred for three of the last four years, such a premium is unjustifiable, and provides no possible benefit to Giant shareholders; it serves only to dilute the equity of Giant stock and consolidate the control of Sugarman and the Giant Directors.

               32. Knowing full well that the Exchange Offer, as announced, is unfair and injurious to Giant and its shareholders,





                              Page 24 of 48 Pages
as well as to any potential acquiror such as Fidelity, and that Giant's shareholders would never approve the Exchange Offer, Giant's Directors purposefully structured the offer with non-voting preferred stock in order to circumvent the requirement of its New York Stock Exchange listing agreement requiring that Giant obtain stockholder approval for material issuances of voting securities.

               33. Despite their dramatic conflicts of interest, which include Sugarman and Gotterer participating on both sides of the transaction (as major stockholders and directors of both Giant and Rally's), the Giant Directors have not obtained any fairness opinion that the proposed exchange is fair to Giant or its shareholders. Indeed, in view of (i) the premium that Giant is offering for a losing company, (ii) the participating preference of the preferred stock being offered, and (iii) the consequent dilutive effect of the Exchange Offer on Giant's equity, it seems most unlikely that any reputable, independent firm could render such a fairness opinion.

               34. Giant's adoption of the Exchange Offer, as announced, is unfair and injurious to Fidelity, as well as to Giant and its shareholders, and serves no legitimate corporate purpose. The Exchange Offer was approved solely to tip the balance of corporate control in favor of Sugarman and the other Giant Directors and for no other purpose.





                              Page 25 of 48 Pages

                          GIANT DIRECTORS BREACH THEIR
                FIDUCIARY DUTIES BY APPROVING THE DEBT BUY-BACK

               35. In a calculated effort to further devalue Giant's stock, on or about January 29, 1996, Giant allowed Rally's to repurchase from Giant, at a deep discount, $22 million face value of debt, despite the fact that Rally's desperately needs the operating cash, and Giant already is cash-rich. As with the Poison Pill, Stock Purchases, and Exchange Offer, the Debt Buy-Back serves no legitimate corporate purpose.


                     GIANT REFUSES TO PRODUCE THE MAGNETIC
                    COMPUTER TAPE LIST OF GIANT STOCKHOLDERS

               36. As yet another illegal act from the same platform as the Poison Pill, Stock Purchases, Exchange Offer, and Debt Buy- Back, Giant, for no legitimate reason, refuses to provide Fidelity with magnetic computer tapes of Giant's list of shareholders, as Giant is required to do under established and undisputed principles of Delaware law.

               37. On or about January 26, 1996, through its agent Cede & Co., Fidelity served a routine, valid, and proper request on Giant's registered agent in Delaware for the company's list of stockholders, including a list of shareholders on magnetic computer tape. Fidelity then served the same request on Giant at its corporate headquarters in Beverly Hills, California on January 29, 1996.

               38. Giant, a Delaware corporation, was required, pursuant to Fidelity's written request, and under well-settled principles of Delaware law, to produce the stockholders list, including the magnetic computer tape list, by January 31, 1996,





                              Page 26 of 48 Pages
but refused to do so, without explanation. Subsequently, Giant's counsel concocted a strange and, at best, illusory objection to the form of Fidelity's request for the stockholders list.

               39. At Giant's request,Fidelity executed an affidavit swearing to certain facts regarding its request for the stockholders list, even though Fidelity was not otherwise obligated to do so under the Delaware Code.

               40. Finally, on February 9, 1996, Giant produced a hard copy printout of its shareholders list, but did not produce the list in its most usable form -- on magnetic computer tapes. Citing applicable law, Fidelity again requested that Giant produce the computer tapes, which Giant is required to produce. Giant refused to produce the tapes, and refused to explain why.


                             GIANT AND CHRISTENSEN
                         DEFAME FIDELITY AND MR. FOLEY

               41. As an honest and successful businessman, Mr. Foley has earned the high esteem of his peers and associates in the business community. Mr. Foley graduated from the United States Military Academy in West Point, New York with a Bachelor of Science degree, and served his country as an Air Force
Captain.   Through hard work, and with the respect he earned from his colleagues, Mr. Foley built a tiny Arizona storefront operation into the nation's fourth-largest title insurance company with over 4,700 employees in forty-eight states. His efforts won him plaudits from industry analysts who have described Fidelity as one of the nation's best-run title companies. In 1993, Mr. Foley was elected Chairman and CEO of Carl Karcher Enterprises, Inc. (operator of the Carl's Jr. restaurant chain), at which he





                              Page 27 of 48 Pages
engineered a turn around from a four-year slide. Mr. Foley is a member of the Board of Directors and the Foundation Board of the University of California at Irvine. In 1995, Mr. Foley was the recipient of the distinguished Human Relations Award for Orange County awarded by the American Jewish Committee. Past recipients of this award have included former President Ronald W. Reagan. Mr. Foley's success and good name have allowed him to occupy, and enjoy, a position of prominence and high standing in the community. Likewise, Fidelity has earned, enjoys, and benefits from its good reputation.

               42. When the Giant Directors learned that Fidelity and Mr. Foley had acquired more than a 5% beneficial ownership interest in Giant, the Giant Directors became worried that their legacy of wasteful spending, pervasive corporate mismanagement, and self-dealing would lead to a shareholder vote expelling them from office. In an effort to entrench themselves at Giant and preserve the spoils of their offices, the Giant Directors endeavored to dissuade Fidelity and Mr. Foley from acquiring additional Giant stock. To this end, and to divert shareholder attention away from their own mismanagement, Giant filed the instant lawsuit on December 19, 1995. Also that day, in its zeal to announce and describe to the media the averments it made in the Complaint, Giant -- with the full knowledge and cooperation of Christensen -- prepared and issued a press release. That press release, attached hereto as Exhibit A, identified Christensen as Giant's corporate contact. In the press release, Christensen made the following blatantly false and defamatory statements that explicitly and implicitly accused Fidelity and





                              Page 28 of 48 Pages

Mr. Foley of acting illegally, dishonestly, and unprofessionally in their business dealings: "Terry Christensen, a director of Giant stated, 'We were shocked to learn that Mr. Foley and Fidelity were buying Giant stock while Mr. Foley and his officers were constantly asking about the profit and loss projections, cash positions and business plans of both Giant and Rally's.' Christensen further stated, 'When we learned that Mr. Foley's stockbrokers were utilizing confidential and insider information to buy Giant stock for a group of investors acting with Mr. Foley, we felt that this lawsuit was absolutely necessary.' Christensen stated, 'The directors of Giant do not oppose legitimate actions by its stockholders, but we have a duty to prevent flagrant violations of the securities laws.'" (emphasis added).

               43. Giant and Christensen did not stop there. Evidencing their malicious intent, Giant, with the full knowledge and cooperation of Christensen, prepared and issued another press release on January 4, 1996.
That press release, attached hereto as Exhibit B, again identified Christensen as Giant's corporate contact. In the press release, Christensen made the following blatantly false and defamatory statements that explicitly and implicitly accused Mr. Foley of acting illegally, dishonestly, and unprofessionally in their business dealings: "Terry Christensen, a director of Giant, stated, 'Giant will not stand idly by while these individuals attempt to loot Giant and Rally's to the detriment of these companies and their shareholders.'"

               44. Giant and Christensen further defamed Fidelity and Mr. Foley by issuing press releases to the media that summarized





                              Page 29 of 48 Pages
the averments made in the Complaint and First Amended Complaint. In doing so, Giant induced the media to publish the allegations, and implicitly represented that the averments made therein were true and correct, i.e., that Fidelity and Mr. Foley had violated federal securities laws, traded stock on material, nonpublic, confidential and inside information, etc. None of the media to whom the press releases were issued are participants to this action, or are in any way connected to these proceedings.

               45. The following statements contained in the December 19, 1995 press release, which purport to summarize averments made in the Complaint, are blatantly false and defamatory in that they implicitly state that Fidelity and Mr. Foley acted illegally, dishonestly, and unprofessionally in their business dealings:

                        a. "William P. Foley II, and two of his brokers . . . were accused of violating the Federal Securities Laws and trading on nonpublic, confidential and inside information as part of a takeover bid for
Rally's Hamburgers, Inc. . . ."

                        b. "In the lawsuit, Giant alleges that Mr. Foley and his group of investors violated the disclosure requirements of Section 13(d) of the Securities Exchange Act of 1934 by secretly forming a group to buy shares in Giant and by filing a false 13D which failed to identify all of the members of their group, understated the true extent of their holdings of Giant, and failed to disclose the true purpose of their investment in Giant -- to obtain control of Rally's and Giant."

                        c. "Giant's complaint asserts that, beginning in the Summer of 1995, Mr. Foley obtained nonpublic confidential and inside information from Rally's and Giant . . . .  Although Mr.





                              Page 30 of 48 Pages

Foley and his companies had agreed to keep this information confidential and not to trade in Giant's or Rally's stock based on this information, Mr. Foley, Fidelity, Mr. Davenport, Mr. Martin and some of their clients immediately, and secretly, began to amass stock in Giant in order to gain control of Giant and Rally's."

               46. Likewise, the following statements contained in the January 4, 1996 press release, which purport to summarize the averments made in the First Amended Complaint, are blatantly false and defamatory in that they implicitly state that Fidelity and Mr. Foley acted illegally, dishonestly, and unprofessionally in their business dealings:

                        a. "Separately, Giant Group said it amended its lawsuit against William P. Foley II, chairman of CKE Restaurants Inc. and Fidelity National Financial Inc., who it charges with improperly trying to gain control of Giant and Rally's."

                        b. "The lawsuit charges Foley and two stockbrokers with violating securities laws in an attempt to take control of the companies."

                        c. "In the lawsuit, filed in federal court in Los Angeles, Giant alleges that Foley and others violated SEC disclosure requirements by 'secretly forming a group to buy shares in Giant.' Giant said Foley and the group failed to identify all of the members of the group, understated the extent of their holdings in Giant and failed to disclose the true purpose of their investment, which is to gain control of Rally's and Giant."





                              Page 31 of 48 Pages

                        d. "The complaint was amended to say that Foley and the others have attempted to expand their takeover group by soliciting the aid of a shareholder in another fast-food chain."

                        e. "Giant said that Foley intends to 'loot Giant, purchase substantial assets of Rally's and use the remaining cash to aid in the acquisition' of another fast-food chain."


                             FIRST CAUSE OF ACTION
                             ---------------------

                   (AGAINST ALL COUNTERCLAIM DEFENDANTS:  FOR
               DECLARATORY RELIEF THAT THE POISON PILL IS INVALID
                 AND INJUNCTIVE RELIEF AGAINST ITS ENFORCEMENT)

               47. Counterclaim Plaintiffs repeat, re-aver and incorporate by this reference paragraphs 1 through 46 above, as though fully set forth herein.

               48. The Poison Pill is invalid in that it impermissibly discriminates among shares and shareholders of the same class and series, and serves no legitimate corporate purpose. Moreover, Fidelity is informed and believes and thereon avers that Giant's articles and bylaws bar the adoption of the Poison Pill, and, therefore its adoption was an act of ultra vires.

               49.      The adoption of the Poison Pill:

                        a. frustrates the full purpose and objectives of Congress in enacting the Williams Act by giving intransigent management the ability to preclude purchases of stock on a discriminatory basis;

                        b. impermissibly tilts the balance between management and potential acquirors;





                              Page 32 of 48 Pages

                        c. establishes a series of corporate artifices in an attempt to entrench Sugarman and to ward off further purchases of Giant stock by Fidelity;

                        d. discourages shareholders from voting their shares at a referendum by permitting a discriminatory Poison Pill to be adopted.

               50. Giant's Directors have fiduciary duties, and a duty of loyalty to Fidelity as well as to other Giant shareholders, and to Giant itself, which duties are enhanced in the present factual context. Among such duties, Giant's Directors have a duty not to subvert the rights of shareholders to acquire stock or to vote on an equal footing with shareholders who own the same class and series of stock. Giant's Directors also have a duty not to injure Giant, its shareholders, or Fidelity solely to advance their own self-interest.

               51. Giant's Directors approved the Poison Pill solely to confer special advantage to Sugarman and to entrench themselves by subverting the rights of Giant, Giant's shareholders and Fidelity, and, consequently, the Poison Pill does not serve any legitimate corporate purpose. In approving the Poison Pill, Giant's directors have, and continue to breach their fiduciary duties.

               52. On information and belief, Sugarman failed to disclose material facts to Giant of his interest in seeking approval of the Poison Pill, in particular to consolidate personal control of Giant, while reducing the risk to Sugarman that Fidelity might be able to offer Giant shareholders greater





                              Page 33 of 48 Pages
value than he could, all at the expense of Giant, Giant's shareholders, and Fidelity.

               53. Moreover, the Poison Pill is patently and objectively unfair to Giant, Giant's shareholders, and Fidelity.

               54. An actual controversy has arisen and now exists between the parties relating to the validity and enforcement of the Poison Pill, for which Counterclaim Plaintiffs desire a declaration of rights. A declaratory judgment is necessary and appropriate in that the parties contest whether the Poison Pill is valid and enforceable. Counterclaim Plaintiffs are entitled to a Declaration from this Court that the Poison Pill is invalid, was adopted in breach of the Giant Director's fiduciary duties, is unfair, and is beyond the powers of the board.

               55. By adopting the Poison Pill, Giant's Directors have deprived Fidelity of its rights under the Williams Act, among other laws, and as a shareholder of Giant with full rights thereof. The Poison Pill is unfair to Fidelity, Giant, and Giant's shareholders, and has and continues to injure Fidelity, which has no adequate remedy at law. Unless implementation of the Poison Pill is enjoined, Fidelity will be irreparably injured because it will be denied its full voting rights, lose equity interest in Giant, and be unable to acquire additional shares of Giant stock. Fidelity will be irreparably injured if the Poison Pill is fully implemented, inter alia, in that Fidelity may be forced to terminate its efforts to acquire control of Giant, a unique business.

               56. Counterclaim Plaintiffs are entitled to an Injunction from this Court prohibiting Counterclaim Defendants





                              Page 34 of 48 Pages
from taking any action in furtherance of the Poison Pill and directing them to rescind, or in the alternative to redeem the Poison Pill.


                            SECOND CAUSE OF ACTION
                            ----------------------

                  (AGAINST ALL COUNTERCLAIM DEFENDANTS:  FOR
           DECLARATORY RELIEF THAT THE STOCK PURCHASES WERE INVALID
                     AND AN ORDER REQUIRING DISGORGEMENT)

               57. Counterclaim Plaintiffs repeat, re-aver and incorporate by this reference paragraphs 1 through 56 above, as though fully set forth herein.

               58. For no other reason than to entrench themselves, Giant's Directors caused Giant to purchase 535,527 shares of Giant stock, at a price beginning just shy of its fifty-two week high. These purchases (i) significantly reduced Giant's cash assets, (ii) increased Sugarman's percentage ownership and control over Giant -- at no expense to Sugarman -- and (iii) removed votes from shareholders who likely would have voted against Sugarman's incumbency, all for no legitimate or rational corporate purpose, and all at the expense of Giant and its shareholders.

               59. Giant's Directors have fiduciary duties, and a duty of loyalty to Fidelity as well as to other Giant shareholders, and to Giant itself, which duties are enhanced in the present factual context. Among such duties, Giant's Directors have a duty not to subvert the rights of shareholders, or to injure Giant, its shareholders, or Fidelity solely to advance their own self-interest.

               60. Giant's Directors approved the Stock Purchases solely to confer special advantage to Sugarman and to entrench





                              Page 35 of 48 Pages
themselves by subverting the rights of Giant shareholders and Fidelity, and, consequently, the Stock Purchases do not serve any legitimate corporate purpose. In approving the Stock Purchases, Giant's directors have, and continue to breach their fiduciary duties.

               61. An actual controversy has arisen and now exists between the parties relating to the validity of the Stock Purchases, for which Counterclaim Plaintiffs desire a declaration of rights. A declaratory judgment is necessary and appropriate in that the parties contest whether the Stock Purchases are valid. Counterclaim Plaintiffs are entitled to a Declaration from this Court that the Stock Purchases are unfair, invalid, and were made in breach of the Giant Director's fiduciary duties, and beyond the powers of the board.

               62. On information and belief, Sugarman failed to disclose material facts to Giant of his interest in the Stock Purchases, in particular to consolidate Sugarman's personal control of Giant, while reducing the risk to Sugarman that Fidelity might be able to offer Giant Shareholders greater value than he could, all at the expense of Giant, Giant's Shareholders, and Fidelity.

               63. Moreover, the Stock Purchases are patently and objectively unfair to Giant, Giant's shareholders, and Fidelity.

               64. In making the Stock Purchases, Giant's Directors have deprived Fidelity of its rights under the Williams Act, among other laws, and as a shareholder of Giant with full rights thereof. The Stock Purchases are unfair to Fidelity, Giant, and Giant's shareholders, and has injured, and continues to injure





                              Page 36 of 48 Pages

Fidelity, which has no adequate remedy at law. Unless the stock purchased by Giant in the Stock Purchases is disgorged, Fidelity will be irreparably injured because, inter alia, it will lose equity interest in Giant, and may be forced to terminate its efforts to acquire control of Giant, a unique business. Counterclaim Plaintiffs are entitled to an Order of this Court directing Counterclaim Defendants to disgorge the stock purchased.


                             THIRD CAUSE OF ACTION
                             ---------------------

                   (AGAINST ALL COUNTERCLAIM DEFENDANTS:  FOR
             DECLARATORY RELIEF THAT THE EXCHANGE OFFER IS INVALID
                  AND INJUNCTIVE RELIEF AGAINST ITS EXECUTION)

               65. Counterclaim Plaintiffs repeat, re-aver and incorporate by this reference paragraphs 1 through 64 above, as though fully set forth herein.

               66. The Exchange Offer is invalid in that it serves no legitimate corporate purpose, is an act of ultra vires, and is injurious to Giant, Giant's shareholders, and Fidelity.

               67. Giant's Directors have fiduciary duties, and a duty of loyalty to Fidelity, as well as to other Giant shareholders, and to Giant itself, which duties are enhanced in the present factual context. Among such duties, Giant's Directors have a duty not to injure Giant, its shareholders, or Fidelity solely to advance their own self-interest.

               68. Giant's Directors approved the Exchange Offer solely to entrench themselves by subverting the rights of Giant, Giant's shareholders, and Fidelity, and, consequently, the Exchange Offer does not serve any legitimate corporate purpose.





                              Page 37 of 48 Pages

In approving the Exchange Offer, Giant's directors have, and continue to breach their fiduciary duties.

               69. On information and belief, Sugarman failed to disclose material facts to Giant of his interest in the Exchange Offer, in particular, to consolidate Sugarman's personal control of Giant, while reducing the risk to Sugarman that Fidelity might be able to offer Giant shareholders grater value than he could, all at the expense of Giant, Giant's shareholders, and Fidelity.

               70. Moreover, the Exchange offer is patently and objectively unfair to Giant, Giant's shareholders and Fidelity.

               71. An actual controversy has arisen and now exists between the parties relating to the validity of the Exchange Offer, for which Counterclaim Plaintiffs desire a declaration of rights. A declaratory judgment is necessary and appropriate in that the parties contest whether the Exchange Offer was valid. Counterclaim Plaintiffs are entitled to a Declaration from this Court that the Exchange Offer is unfair, invalid, and was made in breach of the Giant Director's fiduciary duties, and beyond the powers of the board.

               72. In making the Exchange Offer, Giant's Directors have deprived Fidelity of its rights under the Williams Act, among other laws, and as a shareholder of Giant with full rights thereof. The Stock Purchases are unfair to Fidelity, Giant, and Giant's shareholders, and has injured, and continues to injure Fidelity, which has no adequate remedy at law. Unless execution of the Exchange Offer is enjoined, Fidelity will be irreparably injured because, inter alia, it will lose equity interest in Giant, and may be forced to terminate its efforts to acquire





                              Page 38 of 48 Pages
control of Giant, a unique business. Counterclaim Plaintiffs are entitled to an Injunction from this Court prohibiting the Counterclaim Defendants from taking any action in furtherance of the Exchange Offer, and directing Counterclaim Defendants to rescind the Exchange Offer, if made.


                             FOURTH CAUSE OF ACTION
                             ----------------------

                 (AGAINST THE GIANT DIRECTORS FOR:  DECLARATORY
                      RELIEF RE: BREACH OF FIDUCIARY DUTY)

               73. Counterclaim Plaintiffs repeat, re-aver and incorporate by this reference paragraphs 1 through 72 above, as though fully set forth herein.

               74. Giant's Directors have fiduciary duties, and a duty of loyalty to Fidelity as well as other Giant shareholders, and to Giant itself. Those duties are enhanced in the present factual context.

               75. Among such duties, Giant's Directors have a duty not to injure Fidelity, Giant, or Giant's shareholders solely to advance the Giant Directors' own self-interest. Giant's Directors, who are enmeshed in numerous, and substantial conflicts, have breached their fiduciary duties through the adoption of the Poison Pill, Stock Purchases, Exchange Offer, and Debt Buy-Back, which actions were taken solely for entrenchment purposes.

               76. On information and belief, Sugarman failed to disclose material facts to Giant of his interest in the Poison Pill, Stock Purchases, Exchange Offer, and Debt Buy-Back, in particular to consolidate his personal control of Giant, while reducing the risk to Sugarman that Fidelity might be able to





                              Page 39 of 48 Pages
offer Giant shareholders greater value than he could, all at the expense of Giant, Giant's shareholders, and Fidelity.

               77. Moreover, the Poison Pill, Stock Purchases, Exchange offer and Debt Buy-Back are each objectively and patently unfair to Giant, Giant's shareholders, and Fidelity.

               78. An actual controversy has arisen and now exists between the parties relating to the Giant Directors' exercise of their fiduciary duties in connection with their adoption of the Poison Pill, and approval of the Stock Purchases, the Exchange Offer, and the Debt Buy-Back, for which Counterclaim Plaintiffs desire a declaration of rights. A declaratory judgment is necessary and appropriate in that the parties contest whether the Giant Directors breached their fiduciary duties in approving the Poison Pill, Stock Purchases, Exchange Offer, and Debt Buy-Back. Counterclaim Plaintiffs are entitled to a Declaration from this Court that the Giant Directors breached their fiduciary duties in approving the Poison Pill, Stock Purchases, Exchange Offer, and Debt Buy-Back.


                             FIFTH CAUSE OF ACTION
                             ---------------------

                               (AGAINST GIANT AND
                        CHRISTENSEN:  FOR LIBEL PER SE)

               79. Counterclaim Plaintiffs repeat, re-aver and incorporate by this reference paragraphs 1 through 78 above, as though fully set forth herein.

               80. On information and belief, Giant and Christensen intentionally and maliciously made blatantly false, unprivileged and defamatory statements in press releases concerning Fidelity and Mr. Foley, in a drastic effort to force Fidelity and Mr. Foley to stop making further purchases of Giant stock. With





                              Page 40 of 48 Pages

Christensen's knowledge and cooperation, Giant issued defamatory press releases to the media, which republished some or all of the defamatory statements to mass audiences. On information and belief, at the time Giant issued the press releases, both Giant and Christensen knew that statements contained therein concerning Fidelity and Mr. Foley were blatantly false and defamatory. Indeed, such statements have the natural and probable effect in the minds of average people of accusing Fidelity and Mr. Foley of acting illegally, dishonestly, and unprofessionally in their business dealings.

               81. As a direct and proximate cause of such defamatory statements, Fidelity and Mr. Foley's good names and professional reputations have been injured, and they have suffered financial damage.

               82. Counterclaim Plaintiffs seek presumed, special, actual, and punitive damages in an amount to be determined at trial.


                            SIXTH CAUSE OF ACTION
                            ---------------------

                        (AGAINST GIANT AND CHRISTENSEN:
                              FOR SLANDER PER SE)

               83. Counterclaim Plaintiffs repeat, re-aver and incorporate by this reference paragraphs 1 through 82 above, as though fully set forth herein.

               84. On information and belief, Christensen intentionally and maliciously made blatantly false, unprivileged and defamatory oral statements, in person and over the telephone, concerning Fidelity and Mr. Foley, in a drastic effort to force Fidelity and Mr. Foley to stop making further purchases of Giant stock. On information and belief, Christensen made these





                              Page 41 of 48 Pages
statements to private individuals and to members of the media so that they would be republished to mass audiences. On information and belief, Christensen knew at the time he made such defamatory statements that they were blatantly false and defamatory. On information and belief, Christensen's defamatory statements were widely published, and had the natural and probable effect in the minds of average people of accusing Fidelity and Mr. Foley of acting illegally, dishonestly, and unprofessionally in their business dealings.

               85. As a direct and proximate cause of such defamatory statements, Fidelity and Mr. Foley's good names and professional reputations have been injured, and they have suffered financial damage.

               86. Counterclaim Plaintiffs seek presumed, special, actual, and punitive damages in an amount to be determined at trial.

               WHEREFORE, Fidelity and Mr. Foley pray for judgment as follows:

               1.       On Counterclaim Plaintiffs' First Cause of Action

                        a. For a Declaration that the Poison Pill is invalid, unfair, and beyond the powers of the board; and

                        b. For an Preliminary and Permanent Injunction prohibiting Counterclaim Defendants from taking any action in furtherance of the Poison Pill and requiring them to rescind, or in the alternative to redeem the Poison Pill.

               2.       On Counterclaim Plaintiffs' Second Cause of Action





                              Page 42 of 48 Pages

                        a. For a Declaration that the Stock Purchases are invalid, unfair, and beyond the powers of the board; and

                        b. For an Order directing Giant to disgorge the 535,527 shares of Giant stock that it purchased between January 5, 1996 and January 10, 1996.

               3.       On Counterclaim Plaintiff's Third Cause of Action

                        a. For a Declaration that the Exchange Offer, as announced, is unfair and injurious to Giant, Giant's shareholders, and Fidelity, and is invalid and beyond the powers of the board; and

                        b. For an Preliminary and Permanent Injunction prohibiting Counterclaim Defendants from taking any action in furtherance of the Exchange Offer and requiring them to rescind the Exchange Offer.

               4.       On Counterclaim Plaintiffs' Fourth Cause of Action

                        For a Declaration that the Giant Directors have breached and continue to breach their fiduciary duties, including the duty of loyalty, through their approval of the Poison Pill, Stock Purchases, Exchange Offer, and Debt Buy-Back.

               5.       On Counterclaim Plaintiffs' Fifth Cause of Action

                        For presumed, special, actual, and punitive damages in an amount to be determined at trial;

               6.       On Counterclaim Plaintiffs' Sixth Cause of Action

                        For presumed, special, actual, and punitive damages in an amount to be determined at trial;

               7.       On All of Counterclaim Plaintiffs' Causes of Action





                              Page 43 of 48 Pages

                        a.      For attorneys' fees and costs; and

                        b. For such other and further relief as this Court may deem just and proper.

DATED:         February 16, 1996         MILBANK, TWEED, HADLEY & McCLOY
                                         C. STEPHEN HOWARD
                                         JEFFERY D. McFARLAND
                                         SCOTT VICK




                                         By:  /s/ C. STEPHEN HOWARD
                                             -----------------------------------
                                                      C. Stephen Howard
                                             Attorneys for Defendants and
                                             Counterclaim Plaintiffs
                                             FIDELITY NATIONAL FINANCIAL, INC.
                                             and WILLIAM P. FOLEY, II





                              Page 44 of 48 Pages

                             DEMAND FOR JURY TRIAL


               Pursuant to Rule 38(b) of the Federal Rules of Civil Procedure and Local Rule 3.4.10, Counterclaim Plaintiffs hereby demand a trial by jury of all issues triable of right by jury in Giant's First Amended Complaint and in Counterclaim Plaintiffs' First Amended Counterclaims.

DATED:         February 16, 1996         MILBANK, TWEED, HADLEY & McCLOY
                                         C. STEPHEN HOWARD
                                         JEFFERY D. McFARLAND
                                         SCOTT VICK




                                         By:  /s/ C. STEPHEN HOWARD
                                             -----------------------------------
                                                       C. Stephen Howard
                                             Attorneys for Defendants and
                                             Counterclaim Plaintiffs
                                             FIDELITY NATIONAL FINANCIAL, INC.
                                             and WILLIAM P. FOLEY, II





                              Page 45 of 48 Pages

Citation                           Rank(R)            Database           Mode
12/19/95 PRWIRE 14:10:00           R 1 OF 2           PRWIRE             Page
 12/19/95 PR Newswire 14:10:00

                                  PR Newswire
                        Copyright (c) 1995, PR Newswire

                           Tuesday, December 19, 1995

    CARL'S JR., WILLIAM FOLEY AND FIDELITY NATIONAL SUED BY GIANT GROUP, LTD.

   BEVERLY HILLS, Calif., Dec. 19 /PRNewswire/ -- The following is being issued by GIANT GROUP, LTD. (NYSE: GPO):

  In a lawsuit filed today in Los Angeles Federal Court, William P. Foley II, and two of his brokers, William Davenport and Robert Martin, were accused of violating the Federal Securities Laws and trading on non-public, confidential and inside information as part of a takeover bid for Rally's Hamburgers, Inc., a Kentucky-based fast food hamburger restaurant chain, and Rally's largest shareholder, GIANT GROUP, LTD (NYSE: GPO). Mr. Foley serves as Chairman of the Board of Directors and CEO of CKE Restaurants, Inc. and Fidelity National Financial, Inc. CKE through another corporate entity, owns and operates "Carl's Jr.," a chain of fast food restaurants.

  In the lawsuit, GIANT alleges that Mr. Foley and his group of investors violated the disclosure requirements of Section 13(d) of the Securities Exchange Act of 1934 by secretly forming a group to buy shares in GIANT and by filing a false 13D which failed to identify all of the members of their group, understated the true extent of their holdings of GIANT, and failed to disclose the true purpose of their investment in GIANT -- to obtain control of Rally's and GIANT.

  GIANT's complaint asserts that, beginning in the Summer of 1995, Mr. Foley obtained non-public confidential and inside information from Rally's and GIANT in order to explore a possible business transaction between the companies. Although Mr. Foley and his companies had agreed to keep this information confidential and not to trade in GIANT's or Rally's stock based on this information, Mr. Foley, Fidelity, Mr. Davenport, Mr. Martin and some of their clients immediately, and secretly, began to amass stock in GIANT in order to gain control of GIANT and Rally's.

  Terry Christensen, a director of GIANT stated, "We were shocked to learn that Mr. Foley and Fidelity were buying GIANT stock while Mr. Foley and his officers were constantly asking about the profit and loss projections, cash positions and business plans of both GIANT and Rally's."

  Christensen further stated, "When we learned that Mr. Foley's stockbrokers were utilizing confidential and insider information to buy GIANT stock for a group of investors acting with Mr. Foley, we felt that this lawsuit was absolutely necessary."

  Christensen stated, "The directors of GIANT do not oppose legitimate actions
                       Copr. (C) West 1996 No claim to orig.  U.S. govt. works





                                                                   PAGE     39
                                                                           ----
                                                                   EXHIBIT  A
                                                                           ----



                              Page 46 of 48 Pages

12/19/95 PRWIRE 14:10:00                                             PAGE   2

actions by its stockholders, but we have a duty to prevent flagrant violations of the securities laws."

  /CONTACT:  Terry Christensen, director of GIANT GROUP, 310-553-3000/  13:55
 EST

                           ---- INDEX REFERENCES ----

 COMPANY (TICKER):  GIANT GROUP LTD. (GPO)

 NEWS SUBJECT:      High-Yield Issuers; Lawsuits (HIY LWS)

 MARKET SECTOR:     Industrial (IDU)

 INDUSTRY:          Building Materials (BLD)

 GOVERNMENT:        Securities and Exchange Commission (SEC)

 REGION:            California; North America; Pacific Rim; South Carolina;
                    United States; Southern U.S.; Western U.S. (CA NME PRM SC US USS USW)

 Word Count: 403
 12/19/95 PRWIRE 14:10:00
END OF DOCUMENT
                          Copr. (C) West 1996 No claim to orig. U.S. govt. works





                                                                  PAGE      40
                                                                           ----
                                                                  EXHIBIT   A
                                                                           ----




                              Page 47 of 48 Pages

                  Copyright 1996 PR Newswire Association, Inc.

                                  PR Newswire

                           January 4, 1996, Thursday
SECTION: Financial News

DISTRIBUTION: TO BUSINESS EDITOR

LENGTH: 200 words

HEADLINE: CARL'S JR., WILLIAM FOLEY AND FIDELITY NATIONAL ACCUSED OF ATTEMPTING TO LOOT GIANT

BODY:
    The following is being issued by GIANT GROUP:

   In an amended complaint filed yesterday, William P. Foley and others were accused of attempting to expand their undisclosed group by soliciting a shareholder of another fast food restaurant chain to aid in their hostile takeover bid for Rally's Hamburgers, Inc. (Nasdaq: RLLY), a Kentucky-based fast food hamburger restaurant chain, and Rally's largest shareholder, GIANT GROUP, LTD. (NYSE: GPO) According to the lawsuit, Mr. Foley plans to "loot GIANT, purchase substantial assets of Rally's and use the remaining cash to aid in the acquisition of another restaurant chain ." Mr. Foley serves as Chairman of the Board of Directors and CEO of CKE Restaurants, Inc. (NYSE: CKR) and Fidelity National Financial, Inc. (NYSE: FNF) CKE, through another mcorporate entity, owns and franchises "Carl's Jr.," a chain of fast food restaurants.

   Terry Christensen, a director of GIANT, stated, "GIANT will not stand idly by while these individuals attempt to loot GIANT and Rally's to the detriment of these companies and their shareholders."

   BEVERLY HILLS, Calif., Jan. 4 CONTACT: Terry Christensen of GIANT GROUP, 310-553-3000

LANGUAGE: ENGLISH

LOAD-DATE: January 5, 1996



                                                                   PAGE     42
                                                                           ----
                                                                   EXHIBIT   B
                                                                           ----




                              Page 48 of 48 Pages